EXHIBIT 14.0


                              RUB A DUB SOAP, INC.


            CODE OF ETHICS APPLICABLE TO THE CHIEF EXECUTIVE OFFICER,
                          CHIEF FINANCIAL OFFICER AND
                   PRINCIPAL ACCOUNTING OFFICER OR CONTROLLER
     (Approved by the Board of Directors effective as of September 13, 2004)



     Rub A Dub Soap, Inc. (the "Company"), has adopted this Code of Ethics (the "Code") for the Company's chief executive officer, chief financial officer, principal accounting officer, controller and other persons performing similar finance and accounting functions. This Code is intended to comprise the code of ethics required by Section 406 of the Sarbanes-Oxley Act (the "Act") and the rules of the Securities and Exchange Commission that implement that section of the Act.

I. Policy and Principles

     The Company's reputation depends on the reliability of its financial statements and other public disclosure, the absence of conflicted behavior, compliance with law and the integrity of senior management. Conduct that impairs the public trust in the reliability and integrity of the Company's disclosure or that suggests individual self-dealing not only damages the Company's standing and recognition, it can also lead to criminal and civil actions that can be costly to the Company, destructive to Company personnel and financially damaging to stockholders and other Company constituencies.

     This Code is intended to promote high standards of ethical conduct and deter wrongdoing amongst the Company's senior management with responsibility for the Company's financial and other public disclosure. The Company's chief executive officer and the senior financial personnel mentioned above (all of whom are referred to in this Code as covered personnel) are required to adhere to this Code and to enforce compliance with the Code by Company personnel under their control.

     All references in this Code to the Company include the Company's subsidiaries and other controlled affiliates.

II.  Standards of Conduct

     1. Honesty and Ethical Conduct
        ---------------------------

     Covered personnel at all times shall act honestly, ethically and in compliance with law in every aspect of their relationships with the Company, its business, assets and operations. In so doing, covered personnel shall strive to avoid even the appearance of impropriety. In every case, covered personnel should conduct themselves in a manner that, if their conduct were fully disclosed, the conduct would not detract from the Company's reputation or public goodwill or expose the Company to criticism or liability for failure to comply with applicable law or to practice principles of sound corporate governance.



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     Covered personnel shall act in good faith, responsibly, with due care, prudence and diligence and shall strive to foster a Company culture of honesty, integrity and accountability.

     Covered personnel shall be accountable for their compliance with this Code.

     2. Conflicts of Interest
        ---------------------

     Covered personnel shall not engage in any conduct that:

     o is inconsistent with the responsibilities of their employment, is competitive with the business and operations of the Company or is otherwise contrary to the interests of the Company;

     o prevents or interferes with their exercise of disinterested and objective business judgment on behalf of the Company;

     o involves using their position with the Company for personal gain or the gain of any family member (other than approved compensation and benefits for bona fide services to the Company or immaterial gratuities of a customary nature);

     o involves the use of any confidential information concerning the Company, its employees, customers, suppliers and other constituencies acquired in the course of their office or employment for personal gain or advantage or the gain or advantage of any family member; or

     o involves the use of any asset or property of the Company for their personal benefit or the personal benefit of any family member, other than in the course of carrying out their office or employment in a manner that either has been approved in the specific instance or is consistent with the Company's general policies and procedures.

These circumstances are referred to in this Code as conflicts of interest.

     In addition to refraining from engaging in conduct characterized by conflicts of interest, covered personnel should avoid situations that may give rise to, or may appear to constitute, such conflicts. A conflict of interest may arise, or appear to arise, by reason of compensation payable or other benefits afforded by the Company to covered personnel, members of their families or entities they control, other than in their capacities as officers or employees of the Company. This may include the receipt by covered personnel, their family members or entities that they or their family members control of gifts, gratuities or other financial benefits from customers, suppliers or other persons doing business with the Company that would not have been obtained other than on account of their relationship with the Company.

     Covered personnel should consult with the appropriate compliance supervisor prior to engaging in any conduct that may reasonably be expected to give rise to, or reasonably appear to be, a conflict of interest.



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     o In the case of all covered personnel other than the chief executive officer, the chief financial officer, the chief accounting officer and the controller, the compliance supervisor shall be the chief financial officer, except in cases in which a potential conflict or any possible violation of this Code also involves the chief financial officer.

     o In the case of the chief executive officer, the chief financial officer, the chief accounting officer and the controller, or in cases of potential conflicts or possible violations that involve the chief financial officer, the compliance supervisor shall be the Audit Committee.

In determining whether to approve the conduct, the compliance supervisor shall consider whether the conduct would be consistent with the principles and policies of this Code.


     3. Disclosure
        ----------

     Covered personnel shall take all reasonable action within the scope of their responsibilities to promote full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with the Securities and Exchange Commission or any other applicable regulatory body or in other public communications made by the Company. Covered personnel shall not knowingly misrepresent or conceal with an intent to mislead, or cause others to misrepresent or conceal with an intent to mislead, material facts concerning the Company.

     In connection with the Company's financial disclosures, covered personnel shall take reasonable action within the scope of their responsibilities designed to cause the Company, and/or to require its personnel, as appropriate, to:

     o comply with generally accepted accounting principles and the rules and regulations of the SEC concerning financial and accounting matters;

     o maintain books and records that accurately and fairly reflect the transactions, assets and liabilities of the Company, as required by applicable law;

     o refrain from any financial or accounting practices or pubic financial disclosure that, while in possible technical compliance with generally accepted accounting principles and applicable law, are intended to present a misleading picture of the Company's financial condition or results of operations or trends relating to these items;

     o promptly report to the Audit Committee any significant or material deficiencies or weaknesses in the design or operation of the Company's internal controls over financial reporting;



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     o promptly report to the Company's internal audit department or the Audit
Committee any information indicating that a material violation of generally accepted accounting principles or any illegal financial or accounting practices has or may have occurred;

     o cooperate fully with the Company's internal audit department, independent auditors, internal legal staff, outside legal advisors or any governmental authority in any investigation regarding possible wrongdoing related to the Company's financial and accounting disclosure; and

     o refrain from improperly influencing or attempting to coerce, manipulate, mislead or fraudulently influence the activities of the internal audit department or any audit conducted by the Company's independent auditors.


     4. Compliance with Law
        -------------------

     Covered personnel shall at all times, as officers or employees of the Company, not knowingly fail to comply with all governmental laws, rules and regulations and the rules and regulations of any self-regulatory organizations applicable to the Company.

     In addition, covered personnel shall take reasonable action within the scope of their responsibilities designed to cause the Company, and to require Company personnel, to comply with all laws, rules and regulations as aforesaid, and to require Company personnel to:

     o promptly report to the appropriate supervisor, which, in the case of illegality involving financial or accounting matters shall be shall be the Chief Financial Officer, the Company's internal audit department and/or the Audit Committee, any information indicating that an illegal act related to the Company has occurred or may have occurred;

     o cooperate fully with the Company's internal legal staff, outside legal advisors or any governmental authority in any investigation regarding possible wrongdoing related to the Company; and

     o refrain from improperly influencing or attempting to coerce or manipulate any investigation of wrongdoing related to the Company.

III. Compliance

     1. Procedure for Raising Concerns
        ------------------------------

     Covered personnel shall report any action or conduct of which they have knowledge that is reasonably likely to constitute a violation of this Code by communicating orally or in writing with the appropriate compliance supervisor.

     2. Procedures for Investigating Concerns
        -------------------------------------

     The Audit Committee shall assume responsibility for investigating any such report. The Audit Committee may request any officer or employee of the Company to assist, and shall have the authority to engage independent counsel or other advisers as it deems necessary to assist, in evaluating a report of violation and/or conducting an investigation of such report.



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     After conclusion of any investigation in which a violation of this Code has been determined to exist, notice of the results of such investigation shall be given to the chief executive officer and to the Board of Directors. The Company shall take appropriate action to address the violation, including, if warranted in the circumstances, action designed to prevent similar violations in the future. This action may include appropriate disciplinary measures against the violating officer or employee, up to and including termination of employment.
The Company shall also make such disclosures as are required by the rules of the SEC.

     3. Prohibition on Retaliation
        --------------------------

     The Company shall not penalize or retaliate, or suffer such penalty or retaliation to exist, against any person or entity for reporting in good faith a violation of this Code or for providing information, causing information to be provided or otherwise cooperating in any investigation of a reported violation.

     If the Company shall become aware that any person has been discharged, terminated, demoted, suspended, threatened, harassed or otherwise retaliated against or penalized in connection with a report or investigation of a violation of this Code, the Company's management and/or Board of Directors shall take such action as necessary or appropriate to annul or otherwise remedy to the extent practicable the improper action taken against the person making the submission and to assure that such improper action does not recur, including appropriate disciplinary action against any person engaging in such retaliatory conduct.

     4. Waivers
        -------

     Covered personnel may request a waiver of any of the provisions of the Code by submitting a written request for a waiver to the appropriate compliance supervisor. A waiver means a material departure from the provisions of this Code.

     The request for a waiver shall set forth the basis of the request and explain how the waiver would be consistent with policies and principles of this Code. The compliance supervisor shall review the request and make a determination of whether to grant or deny the waiver. In making this determination, the compliance supervisor shall consider whether the proposed waiver is consistent with honest and ethical conduct, applicable law and the policies and principles of this Code generally. In connection with its consideration of the waiver request, the compliance supervisor may consult with such other persons, including counsel, as the compliance supervisor determines is appropriate in the circumstances.



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     The written determination of the compliance supervisor to grant or deny a requested waiver shall be maintained with the records of the Audi Committee. Any determination to grant a waiver shall be communicated to the chief executive officer and to the Board of Directors.

     Any waivers and amendments of this Code will, to the extent required, be disclosed as provided by the rules of the SEC.

     5. Confidentiality
        ---------------

     All records, reports, requests and determinations prepared or maintained pursuant to this Code shall be considered confidential and shall be maintained and protected accordingly, except as required by this Code or by law.





YOUR PERSONAL COMMITMENT TO THE CODE OF ETHICS APPLICABLE TO THE CHIEF EXECUTIVE OFFICER, THE CHIEF FINANCIAL OFFICER AND THE PRINCIPAL ACCOUNTING OFFICER OR CONTROLLER

     I acknowledge that I have received and read the Rub A Dub Soap, Inc. Code of Ethics applicable to the chief executive officer, the chief financial officer and the principal accounting officer or controller, and understand my obligations to comply with the Code of Ethics.

     I understand that my agreement to comply with the Code of Ethics does not constitute or give rise to a contract of employment or a guarantee or promise of any kind.

Please sign here:

Date:

Please print your name:

This signed and completed form must be returned to the Audit Committee.












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